INDEPENDENT AUDITORS' CONSENT

SMALLCAP World Fund, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 19 to Registration Statement No. 811-5888 on Form N-1A of our report dated October 31, 2000 appearing in the Financial Statements which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Los Angeles, California
November 27, 2000